Exhibit 99.1

Dyax Corp. Announces Fourth Quarter and Full Year 2010 Financial Results

- Provides Financial Outlook for 2011 and Beyond -

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 23, 2011--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2010. Dyax will host a webcast and conference call at 5 p.m. (ET) today to review financial results, as well as to provide financial guidance for 2011 and beyond. Senior management will also share updates regarding the company’s three major business franchises - KALBITOR® (ecallantide), the Licensing and Funded Research Program (LFRP) and Research and Development efforts.

Highlights of 2010 include:

  Patients with start forms, or KALBITOR prescriptions, reached 650
  Patients with KALBITOR placed at a treatment site reached 342
  LFRP royalty portfolio now includes 17 clinical candidates, of which four are in Phase 3 and four are in Phase 2 clinical development
  2010 revenues increased to $51.4 million, including KALBITOR net sales of $8.8 million
  2010 net loss reduced by 61% from previous year
  2010 operating costs reduced by 13%, despite adding new KALBITOR commercial launch expenses
  Cash, cash equivalents and investments at December 31, 2010 totaled $77.4 million

“During the past year we have strategically analyzed our business and identified ways to enhance the value of our three franchises – KALBITOR, the LFRP and R&D efforts. We are positioned to achieving meaningful milestones in 2011 and moving forward,” stated Gustav Christensen, CEO of Dyax. He added, “In 2010, we continued to grow our LFRP royalty portfolio to more than 75 biotechnology and pharmaceutical company licensees. For the KALBITOR franchise, we made great strides in implementing our commercial infrastructure, building a strong patient base and garnering crucial intelligence on the HAE market opportunity and patient needs. As a result, we are well-poised to execute initiatives to further build the KALBITOR patient base and drive treatment rates.”

2010 Fourth Quarter and Full Year Financial Results

Total revenues for the fourth quarter ended December 31, 2010 increased to $9.3 million, as compared to $6.3 million for the comparable quarter in 2009. Revenues for the year ended December 31, 2010 increased to $51.4 million, as compared to $21.6 million in 2009. For the quarter and year ended December 31, 2010, the increases in revenues were due to $3.0 million and $8.8 million, respectively, of net product sales of KALBITOR, which became commercially available during the first quarter of 2010 for treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. In addition, for the year ended December 31, 2010, $13.8 million of revenue was recognized following Cubist Pharmaceuticals’ termination of its development of ecallantide for blood loss during cardiac surgery and $11.3 million of revenue was recognized for the sale of the Company’s rights to royalties and other payments related to the commercialization of Xyntha® by Pfizer, Inc. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the quarter and year ended December 31, 2010 were $258,000 and $505,000, respectively. Costs associated with manufacturing KALBITOR drug substance for clinical trials and inventory incurred in 2009 prior to FDA approval, were expensed as research and development costs when incurred and accordingly, are not included in the cost of product sales during the 2010 periods reported.

Research and development expenses for the fourth quarter of 2010 were $7.8 million, as compared to $8.8 million for the comparable quarter in 2009. For the year ended December 31, 2010, research and development expenses decreased to $31.5 million, as compared to $46.6 million for the comparable period in 2009. The 2010 decrease in research and development expenses was primarily related to cost savings resulting from a restructuring in March 2009, lower KALBITOR manufacturing costs and other reduced external research and development expenses.

Selling, general and administrative expenses for the fourth quarter of 2010 increased to $9.0 million, as compared to $6.9 million for the comparable quarter in 2009. For the year ended December 31, 2010, general and administrative costs increased to $33.6 million, as compared to $25.8 million for the comparable period in 2009. The higher selling, general and administrative costs in 2010 were primarily due to increased infrastructure to support the commercialization of KALBITOR, including the addition of sales and marketing personnel, as well as other external marketing activities.

For the quarter ended December 31, 2010, Dyax reported a net loss of $8.9 million or $0.09 per share, as compared to a net loss of $10.9 million or $0.14 per share for the comparable quarter in 2009. For the year ended December 31, 2010, the net loss was $24.5 million or $0.26 per share, as compared to $62.4 million or $0.90 per share for the comparable period in 2009.

As of December 31, 2010, Dyax had cash, cash equivalents, and investments totaling $77.4 million, exclusive of restricted cash.

2011 and Long-Term Financial Guidance

To provide more visibility into the company’s compelling value proposition, Dyax is sharing guidance for 2011 and beyond, including:

  2011 top-line total revenue of $38-44 million, including KALBITOR sales of $20-24 million
  Cash flow break-even in 2013
  GAAP earnings positive in 2014
  2016 total revenues of $180-210 million with KALBITOR sales of $110-125 million and LFRP revenue of $70-85 million

According to George Migausky, Executive Vice President and Chief Financial Officer, “We view KALBITOR and the LFRP franchises as Dyax’s two major drivers for top- and bottom-line growth over the next three to five years. Our internal pipeline represents further upside longer-term.” He added, “Equally important, potential revenue from the clinical development of KALBITOR for additional indications and KALBITOR’s global expansion are not reflected in the new financial guidance.”

Webcast and Conference Call
Date:	Wednesday, February 23, 2011
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode is needed.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through March 23, 2011 and may be accessed by dialing 800-642-1687. International callers should dial 706-645-9291. The replay passcode for all callers is 44667248. The webcast will be archived on the Dyax website for an indefinite period of time.

About KALBITOR® (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR® Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on discovering, developing and commercializing novel biotherapeutics for unmet medical needs. The Company’s lead product, ecallantide, has been approved under the brand name KALBITOR® in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax is commercializing KALBITOR in the United States independently, and establishing strategic partnerships to develop and commercialize ecallantide for the treatment of HAE in key regions worldwide. Currently, Dyax has partnership agreements for regions including Europe, Japan, Russia, the Middle East, Israel, North Africa, Australia and New Zealand. The company is also exploring other potential indications for ecallantide, either alone or through partnerships, including drug-induced angioedema and retinal vein occlusion-induced macular edema.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly as part of its Licensing and Funded Research Program (LFRP), which has more than 75 revenue generating licenses and collaborations for therapeutic discovery, as well as for affinity separations, diagnostic imaging, and research reagents. The success of the company’s LFRP royalty portfolio is illustrated by the program’s advanced licensee pipeline that includes 17 candidates in clinical development. Of them, four candidates are in Phase 3 clinical trials, four are in Phase 2 and nine are in Phase 1.

Disclaimer

This press release contains forward-looking statements, including statements regarding achievement of milestones, the prospects for therapeutic benefits and treatment advantages of KALBITOR for HAE and increases in the KALBITOR patient base and treatment rates, revenues for 2011 and 2016, cash flow breakeven in 2013, GAAP earnings in 2014 and LFRP revenues in 2016. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: others may develop technologies or products superior to KALBITOR; KALBITOR may not gain market acceptance; uncertainties regarding treatment rates for patients on KALBITOR; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of products; the uncertainty of negotiations with potential partners and collaborators; uncertainty as to whether one or more of Dyax’s licensees’ new product candidates will be generating royalties on commercial sales; Dyax’s changing requirements and costs associated with planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp. KALBITOR Access is a service mark of Dyax Corp.

- financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$3,039	$-	$8,835	$-
Development and license fee revenues	$6,219	$6,338	$42,564	$21,643
Total revenues, net	$9,258	$6,338	$51,399	$21,643

Costs and expenses:
Cost of product sales	258	-	505	-
Research and development expenses	7,779	8,800	31,522	46,587
Selling, general and administrative expenses	8,964	6,927	33,583	25,843
Restructuring costs	-	-	-	2,331
Impairment of fixed assets	-	-	-	955
Total costs and expenses	17,001	15,727	65,610	75,716

Loss from operations	(7,743)	(9,389)	(14,211)	(54,073)

Other income (expense):
Interest and other income	1,508	1,178	1,645	1,736
Interest expenses	(2,707)	(2,705)	(11,937)	(10,082)
Total other expense	(1,199)	(1,527)	(10,292)	(8,346)

Net loss	$(8,942)	$(10,916)	$(24,503)	$(62,419)

Basic and diluted net loss per share	$(0.09)	$(0.14)	$(0.26)	$(0.90)

Shares used in computing basic and diluted net loss per share	98,507,264	77,759,647	93,267,850	69,151,841

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	December 31,	December 31,
	2010	2009
	(In thousands)
Assets

Cash, cash equivalents and short-term investments	$77,384	$52,395
Accounts receivable, net	5,315	2,723
Inventory	1,696	578
Other current assets	4,170	2,816

Total current assets	88,565	58,512

Fixed assets and other non-current assets	2,600	4,112
Restricted cash	1,266	2,177

Total assets	$92,431	$64,801

Liabilities and Stockholders' Equity (Deficit)

Accounts payable and other current liabilities	$11,958	$14,041
Deferred revenue	21,336	30,130
Note payable and other long-term debt	56,504	59,232

Total liabilities	89,798	103,403

Common stock and additional paid-in capital	444,911	379,202
Accumulated deficit and other comprehensive income	(442,278)	(417,804)

Total stockholders' equity (deficit)	2,633	(38,602)

Total liabilities and stockholders' equity (deficit)	$92,431	$64,801

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations and
Corporate Communications
njones@dyax.com